Exhibit 5.1

Steven M. Przesmicki

T: +1 858 550 6070

przes@cooley.com

December 15, 2021

Kodiak Sciences Inc.

1200 Page Mill Road

Palo Alto, California 94304

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion as counsel to Kodiak Sciences Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 5,502,334 shares (the “Shares”) of the Common Stock, par value $0.0001 per share (the “Common Stock”) issuable pursuant to the Company’s 2021 Long-Term Performance Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Plan, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121-1909
t: +1 858 550 6000  f: +1 858 550-6420  cooley.com

Kodiak Sciences Inc.

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121-1909
t: +1 858 550 6000  f: +1 858 550-6420  cooley.com